Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule of Federal Signal Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Federal Signal Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Chicago, Illinois
May 15, 2015